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                                                                   EXHIBIT 10.13

                             ENPRO INDUSTRIES, INC.
              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


         1. INTRODUCTION. Effective June 1, 2002, EnPro Industries, Inc. (the "Company") hereby establishes the EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Plan"). It is the intent of the Company that amounts deferred under the Plan by a Non-Employee Director shall not be taxable to the Non-Employee Director for income tax purposes until the time they are actually received by the Non-Employee Director. The provisions of the Plan shall be construed and interpreted to give effect to this intent.

         2. DEFINITIONS.

         "Account" means the account established and maintained on the books of the Company to record a Participant's interest under the Plan attributable to amounts deferred by the Participant pursuant to Section 5.

         "Board" means the members of the Board of Directors of the Company.

         "Company" is defined in Section 1 as EnPro Industries, Inc. and includes any successor thereto.

         "Meeting Fees" means the fees a Non-Employee Director receives for attending meetings of the Board and any committee of the Board, as well as any fee a Non-Employee Director receives for serving as chairman of any committee of the Board.

         "Non-Employee Directors" means members of the Board who are not employees of the Company or any affiliate of the Company.

         "Participant" means any Non-Employee Director who makes an election to participate in the Plan in accordance with Section 5. Participant shall also include any former Non-Employee Director who continues to have an Account maintained under the Plan.

         "Plan" is defined in Section 1 as this plan: the EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors, as the same may be amended from time to time.

         "Plan Administrator" means a committee consisting of the Chief Executive Officer of the Company and two other officers of the Company selected by him.

         "Plan Year" means a calendar year, provided that the first Plan Year shall commence on the effective date of the Plan and end on December 31, 2002.

         "Retainer" means the cash portion of the annual retainer paid by the Company to a Non-



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Employee Director, and does not include the portion of the
annual retainer (if any) paid in the form of "Performance Shares."

         3. ADMINISTRATION. The Plan shall be administered by the Plan Administrator. In that regard, the Plan Administrator shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan. The Plan Administrator may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Plan Administrator with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Plan Administrator's exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Plan Administrator may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

         4. PARTICIPATION. Each Non-Employee shall become a Participant in the Plan by filing the written Election Form described in Section 5 with the Plan Administrator with respect to Retainers and Meeting Fees payable to the Non-Employee Director for such Non-Employee Director's services as a member of the Board. If a person ceases to be a Non-Employee Director but continues to serve as a Director, the person shall no longer be eligible to make deferral elections under the Plan.

         5. DEFERRAL ELECTIONS.

         (a) Elections to Defer. Each Participant may elect to defer receipt of all or a portion of such Participant's Retainer and Meeting Fees at such times and pursuant to such procedures as set forth in paragraph (b) of this Section 5, such amounts to be credited to an Account as described in Section 6 and to become payable in accordance with the provisions of Section 7.

         (b) Form and Timing of Elections. To be effective, elections to defer all or any portion of the Retainer or Meeting Fees for a Plan Year must be made on such form and pursuant to such procedures as the Plan Administrator may establish from time to time. The election must be made prior to the start of the applicable Plan Year or at such other times as the Plan Administrator may determine (consistent with the purpose of the Plan set forth in Section 1). An election to defer for a Plan Year shall continue in effect for each subsequent Plan Year unless revoked or modified by the Participant in accordance with procedures established by the Plan Administrator.

         6. ESTABLISHMENT OF AND ADJUSTMENT OF ACCOUNTS. The Company shall establish and maintain an Account for each Participant. Each Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant). No funds shall be set aside



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or earmarked for any Account, which shall be purely a bookkeeping device. An amount deferred by a Participant pursuant to Section 5 shall be credited to the Participant's Account as of the date it would otherwise have been paid to the Participant. Until the entire balance of a Participant's Account has been paid to the Participant, or to the beneficiaries of the deceased Participant, such balance shall be increased on the last day of each calendar quarter so that the level of investment return of the Account shall be substantially equal to the ask yield of the most recent auction of 10-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar quarter in the Wall Street Journal (Eastern Edition) (or other financial publication as the Plan Administrator may select). The Plan Administrator may, from time to time, change prospectively the rate of adjustment applied with respect to Participants' Accounts.

         7. PAYMENT.

         (a) Payment Options. At the time a Participant first makes an election to defer a Retainer or Meeting Fees under the Plan, the Participant shall be given the opportunity to elect one of the following payment options: (i) a single cash payment, (ii) annual installments over a period of five years, or
(iii) annual installments over a period of ten years. A Participant's payment election shall be made on the election form used by the Participant for making such Participant's initial deferral election. Such election shall be effective with respect to all payments of Retainers and Meeting Fees deferred under the Plan by the Participant. If a Participant fails to duly elect a payment option, the method of payment shall be a single cash payment. After the initial deferral election, a Participant may elect one of the other payment options listed above on such form and pursuant to such procedures as established by the Plan Administrator from time to time, provided that any such election may not become effective until at least six (6) months after the election is made and only if the Participant continues to serve as a Director through such effective date. Only one new payment election may be submitted during any Plan Year. Upon becoming effective, the new payment election shall apply with respect to all amounts deferred under the Plan by the Participant, including amounts deferred under the Plan before the election became effective.

         (b) Single Cash Payment. If a Participant to whom the single cash payment applies terminates service as a member of the Board, such Participant's Account shall continue to be adjusted under Section 6 through the end of the Plan Year in which such termination occurs. The final balance of the Participant's Account as of such date shall be paid in a single cash payment to the Participant (or to the Participant's designated beneficiary if the Participant dies prior to distribution of such Participant's Account) by January 31 of the following Plan Year.

         (c) Annual Installments. If a Participant to whom an annual installment payment election applies terminates service as a member of the Board, the amount of such annual installments shall be calculated and paid as provided in this paragraph (c). The Participant's Account shall be adjusted in accordance with the provisions of Section 6 through the last day of the Plan Year in which the termination of services occurs. The amount of the annual installments shall then be calculated, based on the Account balance as such date, as equal annual installments amortized over the selected 5 or 10 year period using for such purpose the ask yield of the auction of 10-year Treasury bonds closest to the end of the Plan Year in which the termination of



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services occurs, as quoted for the last business day of the Plan Year in the
Wall Street Journal (Eastern Edition) (or other financial publication as the Plan Administrator may select). The first installment shall be paid by January 31 of the Plan Year immediately following the Plan Year in which such termination occurs, and each subsequent annual installment shall be paid by January 31 of each subsequent Plan Year. In the event of the Participant's death before all annual installments have been paid, any remaining annual installments shall be paid to the Participant's designated beneficiary.

         (d) Other Payment Provisions. Subject to the provisions Section 8, a Participant shall not be paid any portion of the Participant's Account prior to the Participant's termination of service as a member of the Board. Any payment hereunder shall be subject to applicable withholding taxes. If any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's legal representative (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto. Participants shall designate a beneficiary under the Plan on a form furnished by the Plan Administrator, and if a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant's estate.

         (e) Account Statements. Each Participant shall receive an annual statement of the balance in the Participant's Account.

         8. TERMINATION AND AMENDMENT. The Board may terminate the Plan at any time so that no further amounts shall be credited to Accounts or may, from time to time, amend the Plan, without the consent of Participants or beneficiaries; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant's Account under the Plan on the date of such amendment or termination or further defer the due dates for the payment of such amounts without the consent of the affected Participant or beneficiary. Notwithstanding any provision of the Plan to the contrary, in connection with any termination of the Plan the Board shall have the authority to cause the Accounts of all Participants to be paid in a single cash payment as of a date determined by the Board or to otherwise accelerate the payment of Accounts in such manner as the Board shall determine in its discretion.

         9. APPLICABLE LAW. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

         10. MISCELLANEOUS. A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall not be required to segregate any amounts credited



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to any Accounts, which shall be established merely as an accounting convenience.
Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. The Plan shall be binding on the Company and any successor in interest of the Company.

         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Company as of the 1st day of June, 2002.



                                        ENPRO INDUSTRIES, INC.


                                        By:     /s/ Richard C. Driscoll
                                           -------------------------------------
                                           Name:  Richard C. Driscoll
                                           Title: Senior Vice President, Human
                                                   Resources and Administration



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